Exhibit 3.1
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
FIRST: That at a meeting of the Board of Directors of VWR Corporation, resolutions were duly adopted setting forth proposed amendments to the Amended and Restated Certificate of Incorporation of VWR Corporation, declaring the amendments to be advisable, and directing that the amendments be proposed to the stockholders of VWR Corporation at the next annual meeting of the stockholders for consideration thereof. The resolution setting forth the proposed amendments is as follows:
RESOLVED, that the Amended and Restated Certificate of Incorporation of VWR Corporation be amended by changing the Article thereof numbered “ARTICLE SIX” so that, as amended, Sections 3, 4, 5, and 6 of ARTICLE SIX shall be and read in their entirety as follows:
Section 3.     Term of Office. The directors of the Corporation shall hold office until the next annual meeting of the stockholders following their election and until their successors shall have been duly elected and qualified, or until their earlier death, resignation or removal. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms.
Section 4.     Election. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting of the stockholders and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting of the stockholders and entitled to vote in the election of such directors. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
Section 5.     Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding and except as otherwise set forth in that certain Director Nomination Agreement, dated on or about October 7, 2014 (as amended or supplemented in accordance with its terms, the “Nomination Agreement”), by and among the Corporation and the investors named therein, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. A director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
Section 6.     Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding and notwithstanding any other provision of this Certificate of Incorporation, (i) prior to the first date (the “Trigger Date”) on which Madison Dearborn Partners Capital Partners V-A, L.P., Madison Dearborn Capital Partners V-C, L.P., Madison Dearborn Capital Partners V Executive-A, L.P., MDCP Co-Investors (Varietal), L.P. and MDCP Co-Investors (Varietal-2), L.P. and their affiliates cease to beneficially own (directly or indirectly) at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors (“Voting Stock”), directors may be removed with or without cause upon the affirmative vote of stockholders representing at least a majority of the voting power of the then outstanding shares of Voting Stock, voting together as a single class and (ii) on and after the Trigger Date, directors may only be removed with or without cause and only upon the affirmative vote of stockholders representing at least sixty-six and two-thirds percent (66 ⅔%) of the voting power of the then outstanding shares of Voting Stock, at a meeting of the Corporation's stockholders called for that purpose. Any director may resign at any time upon written notice to the Corporation.
SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of VWR Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
THIRD: That the amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, VWR Corporation has caused this certificate to be signed this 17th day of May, 2016.

VWR CORPORATION

By: /s/ Scott K. Baker
Name: Scott K. Baker
Its: Assistant Secretary